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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT


Subsidiaries of Clark-Schwebel Holdings, Inc.:

Clark-Schwebel, Inc., a Delaware corporation



Subsidiaries of Clark-Schwebel, Inc.:

Clark-Schwebel Holding Corporation, a New York corporation

Clark-Schwebel Foreign Sales Corporation, a U.S. Virgin Islands corporation